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                                                                      EXHIBIT 12



                            LDM Technologies, Inc.
               Computation of Ratio of Earnings to Fixed Charges
                     (thousands of dollars, except ratios)



                                                                                                                    Quarter ended
                                                                                  Years ended September                December
                                                           ------------------------------------------------------- ---------------
                                                            1992        1993        1994        1995          1996   1995   1996
                                                           ------------------------------------------------------- ---------------
Earnings available for fixed charges:

  Income from continuing operations before income
  taxes, minority interest and extraordinary item          $1,141       $4,490      $6,559      $11,537     $5,108  $ 478   $  618

  Interest,including amortization of debt
  issuance costs                                              339          779       2,144        3,340      4,060    899    1,361

  Less, interest capitalized during the year                                                       (162)      (780)   (40)     (66)

  Amortization of capitalized interest                                                                          16               4

  Portion of operating lease rentals deemed to be
  interest                                                    250          275         450          650        600    195      200
                                                           -----------------------------------------------------------------------
       Total earnings available for fixed charges          $1,730       $5,544      $9,153      $15,365     $9,004  1,532   $2,117
                                                           =======================================================================

Fixed charges:

  Interest, including amortization of debt
  issuance costs                                           $  339       $  779      $2,144      $ 3,340     $4,060 $  899   $1,361
  Portion of operating lease rentals deemed to be
  interest                                                    250          275         450          650        600    195      200
                                                           -----------------------------------------------------------------------
       Total fixed charges                                 $  589       $1,054      $2,594      $ 3,990     $4,660  1,094    1,561
                                                           =======================================================================

Ratio of earnings to fixed charges                            2.9          5.3         3.5          3.9        1.9    1.4      1.4


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